UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

COMMONWEALTH REIT

(Name of the Registrant as Specified In Its Charter)

CORVEX MANAGEMENT LP

KEITH MEISTER

RELATED FUND MANAGEMENT, LLC

RELATED REAL ESTATE RECOVERY FUND GP-A, LLC

RELATED REAL ESTATE RECOVERY FUND GP, L.P.

RELATED REAL ESTATE RECOVERY FUND, L.P.

RRERF ACQUISITION, LLC

JEFF T. BLAU

RICHARD O’TOOLE

DAVID R. JOHNSON

JAMES CORL

EDWARD GLICKMAN

PETER LINNEMAN

JIM LOZIER

KENNETH SHEA

EGI-CW HOLDINGS, L.L.C.

DAVID HELFAND

SAMUEL ZELL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ATTENTION COMMONWEALTH REIT SHAREHOLDERS:

IMPORTANT INFORMATION REGARDING THE UPCOMING SPECIAL MEETING

TO ELECT A NEW BOARD OF TRUSTEES

WE URGE YOU TO SIGN, DATE & RETURN THE GREEN PROXY CARD TODAY!

April 2, 2014

Dear Fellow Shareholders:

On March 18, 2014, Corvex and Related presented written consents from over 81% of CommonWealth’s outstanding common shares approving the removal of the entire Board of Trustees of CommonWealth. On March 25, 2014, CommonWealth announced that all of the incumbent Trustees — including Barry M. Portnoy, Adam D. Portnoy, Ronald J. Artinian, William A. Lamkin, Ann Logan, Joseph L. Morea, and Frederick N. Zeytoonjian — have been removed.

The CommonWealth officers are required to call a Special Meeting of shareholders for the purpose of electing new Trustees to the Board. CommonWealth has announced that it expects the Special Meeting to occur on or before May 23, 2014. We have urged CommonWealth’s officers to hold the Special Meeting as soon as practicable, so that shareholders can promptly elect a new Board of Trustees that can begin working in the best interest of all shareholders.

As previously announced, we intend to nominate a slate of seven highly qualified nominees — including Samuel Zell, David Helfand, James Corl, Edward Glickman, Peter Linneman, Jim Lozier, and Kenneth Shea (our “Nominees”) — for election at the Special Meeting. The following pages include additional information regarding our Nominees and the Special Meeting.

Our slate includes nominees with wide-ranging and relevant public company, real estate, finance and corporate governance experience. Each Nominee brings critical perspectives and skills that we believe will be important to CommonWealth’s future growth and success in unlocking value for shareholders. In addition, Mr. Zell and Mr. Helfand have agreed that if our slate is elected to constitute a majority of the Board, they are willing to serve as Chairman of the Board and Chief Executive Officer of CommonWealth, respectively, if so appointed by the new Board of Trustees, subject to their fiduciary duties. In addition, Mr. Zell and Mr. Helfand plan to bring to CommonWealth their highly qualified and experienced management team to execute on a value-driven strategy.

We believe a promising new path of alignment, accountability, and long term value creation awaits CommonWealth shareholders. We again thank you for your continued support.

/s/ Keith Meister	/s/ Jeff T. Blau
Keith Meister	Jeff T. Blau
Corvex Management LP	Related Fund Management, LLC

If you have any questions about your GREEN proxy or voting instructions card, please call:

D.F. King & Co., Inc.

Shareholders call toll-free: (800) 714-3313

Banks and brokers call: (212) 269-5550

OUR NOMINEES

Samuel Zell. Samuel Zell maintains substantial interests in and serves as Chairman of four public companies, two of which are REITs — Equity Residential (NYSE: EQR), the largest multifamily REIT, and Equity LifeStyle Properties (NYSE: ELS), the largest manufactured home community REIT. He is also Chairman of Covanta Holding Corporation (NYSE: CVA), an international leader in converting waste to energy, and Anixter International (NYSE: AXE), a global supplier of communications and security products. Zell also serves as Chairman of two private investment firms, Equity Group Investments (EGI), which he founded over 40 years ago, and Equity International. While EGI’s roots are in real estate, the firm’s investments today span industries and continents, and include interests in real estate, energy, logistics, transportation, media, and healthcare, among others. Equity International, which Zell founded in 1999, is a private investment firm focused on building real estate-related businesses in international emerging markets. Zell is a member of the President’s Advisory Board at the University of Michigan, and with the combined efforts of the University of Michigan Business School, established the Zell/Lurie Entrepreneurial Center. He is also a long-standing supporter of the University of Pennsylvania Wharton Real Estate Center, and has endowed the Samuel Zell/Robert Lurie Real Estate Center at Wharton. Zell also endowed the Northwestern University Center for Risk Management. He holds a BA and a JD from the University of Michigan.

David Helfand. David Helfand is currently Co-President of EGI where he oversees all aspects of the firm. He began working with Zell more than 25 years ago, and has worked with him in a variety of capacities since then. Prior to rejoining EGI in 2012, Helfand was Founder and President of Helix Funds, where he oversaw the acquisition, management and disposition of more than $2.2 billion of real estate assets. While at Helix, he also served as Chief Executive Officer for American Residential Communities, a Helix portfolio company. Before founding Helix, Helfand served as Executive Vice President and Chief Investment Officer for Equity Office Properties Trust, the largest REIT in the U.S. at the time, where he led approximately $12 billion of mergers and acquisitions activity. Prior to Equity Office, Helfand served as a Managing Director and participated in the formation of Equity International. He also held the role of President and Chief Executive Officer at Equity LifeStyle Properties, and served as Chairman of the board’s audit committee. His earlier career included investment activity in a variety of asset classes, including retail, office, parking and multifamily. Helfand holds an MBA from the University of Chicago Graduate School of Business, and a BA from Northwestern University. He serves as a member of the Board of Trustees and Executive Committee of National Louis University, as a Director of the Ann & Robert H. Lurie Children’s Hospital of Chicago, on the Executive Committee of the Zell/Lurie Real Estate Center at the Wharton School, and on the Board of Visitors at the Weinberg College of Arts and Sciences at Northwestern University.

James Corl. James Corl has been a Managing Director at Siguler Guff & Company since 2009, and is the Head of Real Estate. Mr. Corl oversees the Firm’s real estate investment activities, setting investment strategy, designing and constructing the portfolio, identifying potential investments, and negotiating investment terms and conditions. Prior to joining Siguler Guff, Mr. Corl spent 13 years in the REIT investment industry, most recently as Chief Investment Officer for all of the real estate activities of Cohen & Steers, Inc., a leading investor in global real estate securities. While at Cohen & Steers, Inc. Mr. Corl was directly responsible for over $30 billion of client assets invested in mutual funds and institutional separate accounts around the world. As an Associate with the Real Estate Investment Banking group at Credit Suisse First Boston, Mr. Corl was involved in acquiring portfolios of non-performing loans and distressed real estate assets for CSFB’s Praedium Real Estate Recovery Fund, as well as restructuring troubled real estate companies as publicly traded REITs. Funds affiliated with Siguler Guff hold a minority equity interest in RRERF Acquisition, LLC. Mr. Corl holds a minority equity interest in such Siguler Guff fund and is also entitled to a carried interest payment dependent upon the success of Siguler Guff’s funds.

Edward Glickman. Edward Glickman is the Executive Director of the Center for Real Estate Finance Research and Clinical Professor of Finance at New York University Stern School of Business, and has been a Professor at the Stern School of Business since 2006. Mr. Glickman is also currently the Executive Chairman of FG Asset Management US, an alternative asset manager serving Korean investors, and is a Senior Advisor for Econsult Solutions, Inc., an econometric consulting firm. From 2004 to 2012

Mr. Glickman served as President and Chief Operating Officer of the Pennsylvania Real Estate Investment Trust, where he oversaw all operating functions and was a member of its Board of Trustees. Mr. Glickman has more than 30 years of experience in the real estate and financial services industry having been previously employed by The Rubin Organization, Presidential Realty Corporation, Shearson Lehman Brothers and Smith Barney. Mr. Glickman is a Fellow of the Royal Institute of Chartered Surveyors, a Certified Treasury Professional and a Registered Securities Principal.

Peter Linneman. From 1979 to 2011, Dr. Linneman was a Professor of Real Estate, Finance and Public Policy at the University of Pennsylvania, Wharton School of Business and is currently an Emeritus Albert Sussman Professor of Real Estate there. Dr. Linneman is currently a principal of Linneman Associates, a real estate advisory firm, and a principal of American Land Funds, a private real estate acquisition fund. For more than 35 years he has advised leading corporations and served on over 20 public and private boards, including serving as Chairman of Rockefeller Center Properties, where he led the successful restructuring and sale of Rockefeller Center in the mid-1990s. Dr. Linneman has won accolades from around the world, including PREA’s prestigious Graaskamp Award for Real Estate Research, Wharton’s Zell-Lurie Real Estate Center’s Lifetime Achievement Award, Realty Stock Magazine’s Special Achievement Award, and has been named “One of the 25 Most Influential People in Real Estate” by Realtor Magazine and was included in The New York Observer’s “100 Most Powerful People in New York Real Estate.”

Jim Lozier. Jim Lozier served as co-founder and CEO of Archon Group L.P. from its formation in 1996 until 2012. Archon, a wholly owned subsidiary of Goldman Sachs, is a diversified international real estate services and advisory company that under Mr. Lozier’s leadership managed 36,000 assets with a gross value of approximately $59 billion and over 8,500 employees in offices located in Washington D.C., Los Angeles, Dallas, Boston, Asia and Europe. Prior to the formation of Archon, Mr. Lozier was an employee of the J.E. Robert Company and was responsible for managing the Goldman Sachs/J.E. Robert joint venture for two years. Mr. Lozier directed the acquisition efforts of the joint venture between GS and JER from 1991-1995. Jim has served on the Board of Directors of Dallas CASA (Court Appointed Special Advocates for Children) since 1999, and currently is on the Executive Committee and is heading CASA’s capital campaign.

Kenneth Shea. Kenneth Shea is the President of Coastal Capital Management LLC, an affiliate of Coastal Development, LLC, a New York-based privately-held developer of resort destinations, luxury hotels and casino gaming facilities. Prior to joining Coastal in September 2009, from July 2008 to August 2009, Mr. Shea was a Managing Director for Icahn Capital LP, where Mr. Shea had responsibility for principal investments in the gaming and leisure industries. From 1996 to 2008, Mr. Shea was employed by Bear, Stearns & Co., Inc., where he was a Senior Managing Director and global head of the Gaming and Leisure investment banking department. At Bear, Stearns, Mr. Shea played an active role on over $55 billion of M&A and capital raising transactions for many of the leading public companies in the gaming and leisure sector including Harrah’s Entertainment, Inc., Station Casinos Inc., Penn National Gaming Inc., Las Vegas Sands Corp., Wynn Resorts Ltd., and Carnival Corp. Mr. Shea currently serves on the board of directors of CVR Refining, LP.

THE SPECIAL MEETING

CommonWealth has announced that it expects the Special Meeting to occur on or before May 23, 2014. When CommonWealth announces the date for the Special Meeting we will disseminate such information by means of a press release. We also expect CommonWealth to promptly set a record date for the Special Meeting. Holders of common shares of beneficial interest of CommonWealth (the “Shares”) as of the close of business on the record date will be entitled to vote on the proposal to elect our Nominees. Once announced, we will disseminate information regarding the record date by means of a press release.

A quorum of shareholders is required for shareholders to take action at the Special Meeting, except that the shareholders entitled to vote at the meeting may adjourn the meeting if less than a quorum is present at the Special Meeting. The presence, in person or by proxy, of holders of Shares entitled to cast a majority of all the votes entitled to be cast at the meeting shall constitute a quorum. We are also soliciting your proxy to adjourn the Special Meeting if a quorum is not present at the time of the Special Meeting or if otherwise necessary to solicit additional proxies for the election of our Nominees.

REQUIRED VOTE TO APPROVE THE ELECTION OF TRUSTEES

CommonWealth’s Declaration of Trust states that the election of new Trustees shall be by the affirmative vote of the holders of Shares representing a majority of the total number of votes authorized to be cast by Shares then outstanding and entitled to vote thereon; provided, however, the election of a Trustee in an uncontested election, which is an election in which the number of nominees for election equals (or is less than) the number to be elected at the meeting, shall be by the affirmative vote of Shares representing a majority of the total number of Share votes cast. At this time we do not know whether the election of new Trustees at the Special Meeting will be a contested or uncontested election.

In the case of a contested Trustee election at the Special Meeting, the failure to return a proxy, abstentions and broker non-votes, if any, will have the effect of a vote “AGAINST” the proposal to elect our Nominees.

In the event of an uncontested Trustee election at the Special Meeting, abstentions and broker non-votes, if any, will be treated as Shares present for purposes of determining whether a quorum is present and will have no effect on the outcome.

VOTING SECURITIES

Based upon information provided in CommonWealth’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 28, 2014, CommonWealth had 118,403,105 Shares outstanding as of February 24, 2014. Cumulative voting is not permitted at the Special Meeting.

The Participants intend to vote all of the Shares they beneficially own “FOR” the election of our seven Nominees and will vote “FOR” the adjournment of the Special Meeting if a quorum is not present at the time of the Special Meeting or if otherwise necessary to solicit additional proxies to elect our Nominees.

ADDITIONAL PARTICIPANT INFORMATION

As further described in Supplement No. 1 to the Solicitation Statement, Corvex and Related Recovery Fund entered into an agreement with EGI-CW Holdings, L.L.C. (“EGI-CW”) pursuant to which, Corvex and Related Recovery Fund granted EGI-CW certain options (the “Options”) to acquire up to approximately 4 million CommonWealth Shares, subject to various terms and conditions. On March 26, 2014, the day after the removal of the Board of Trustees of CommonWealth, the Options became exercisable by EGI-CW. EGI Fund (11-13) Investors, L.L.C., a Delaware limited liability company (“EGI 11-13”), is the sole member of EGI-CW. Chai Trust Company, LLC, an Illinois limited liability company, is the managing member of EGI 11-13. Such entities may be deemed to beneficially own 4,047,618 Shares currently held by Corvex and Related entities, which Shares are the subject of the Options (the “Option Shares”). The Option Shares represent approximately 3.4% of CommonWealth’s outstanding Shares.

IMPORTANT INFORMATION

This solicitation is being made by Corvex Management LP, Related Fund Management, LLC and the other participants described in the Definitive Solicitation Statement filed with the Securities and Exchange Commission on January 28, 2014 (the “Solicitation Statement”) and Supplement No. 1 thereto filed on February 13, 2014 (“Supplement No. 1”). These materials constitute Supplement No. 2 to the Solicitation Statement, and should be read in conjunction with the Solicitation Statement and Supplement No. 1. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Solicitation Statement and Supplement No. 1.

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